EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Ducommun Incorporated Reports Results for the

First Quarter Ended April 3, 2010

LOS ANGELES, California (May 3, 2010) — Ducommun Incorporated (NYSE:DCO) today reported results for its first quarter ended April 3, 2010.

Sales for the first quarter of 2010 decreased 6% to $104.3 million, as compared to sales of $111.4 million for the first quarter of 2009. Net income for the first quarter of 2010 increased to $4.2 million, or $0.40 per diluted share, compared to net income of $2.6 million, or $0.25 per diluted share, for the comparable period last year. The first quarter 2009 results were impacted by an after-tax charge of $2.9 million, or $0.27 per diluted share, for an inventory reserve related to the Eclipse Aviation Corporation bankruptcy filing in March, 2009.

“While still experiencing some softness this quarter in aftermarket demand and engineering services, our overall commercial end markets appear to be strengthening, and we continue to invest in new business development initiatives that will benefit Ducommun in the quarters to come,” said Anthony J. Reardon, president and chief executive officer. “We saw margin compression due to start-up expenses associated with several new programs, but we expect this impact to be short term in nature. As commercial demand recovers, we will continue to keep Ducommun focused on productivity improvements, further penetration on key programs, and cash flow generation.”

The 6% decrease in revenue for the first quarter of 2010 was due to lower year-over-year sales for the Apache helicopter and regional and business aircraft, and lower revenues from engineering services, partially offset by growth in sales of large commercial and military aircraft and commercial helicopter products. The Company’s mix of business in the first quarter of 2010 was approximately 58% military, 40% commercial and 2% space, compared to 61% military, 37% commercial and 2% space in the first quarter of 2009.

Gross profit, as a percentage of sales, was 18.5% in the first quarter of 2010, compared to 15.5% in the first quarter of 2009. Gross profit in the first quarter of 2009 was negatively impacted by the pre-tax inventory reserve of $4.4 million, or 3.9 percentage points, as discussed above. Gross profit in the first quarter of 2010 was negatively impacted by $1.8 million, or 2.4 percentage points, due to start-up and development costs associated with several new programs which generated approximately $3.1 million in sales.

Selling, general and administration (SG&A) expenses decreased to $12.5 million, or 11.9% of sales, in the first quarter of 2010, compared to $12.8 million, or 11.5% of sales, in the first quarter of 2009. The decrease in SG&A resulted mainly from lower people related expenses and cost controls, partially offset by a $0.6 million increase in expenses related to amortization of intangible assets.

The Company’s net income for the first quarter of 2010 increased 63% from the first quarter of 2009. The Company’s effective tax rate was 33.0% in both the first quarter of 2010 and 2009.

Mr. Reardon concluded, “As the overall aerospace recovery becomes more apparent, we are positioning Ducommun for stronger operating performance heading into 2011. We remain optimistic that the Company will benefit from a rebound in the regional jet market, growth in aftermarket demand, and new commercial programs such as the Boeing 787. In the meantime, new program wins, operational excellence and effective working capital management will serve as our tools for improving Ducommun’s financial results going forward.”

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry. The Company is a supplier of critical components and assemblies for commercial aircraft, military aircraft, and missile and space programs through its three business units: Ducommun AeroStructures (DAS), Ducommun Technologies (DTI), and Miltec. Additional information can be found at www.ducommun.com.

A teleconference hosted by Anthony J. Reardon, the Company’s president and chief executive officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held tomorrow, May 4, at 8:00 AM PT (11:00 AM ET). To participate in the teleconference, please call 866-383-8003 (international 617-597-5330) approximately ten minutes prior to the conference time stated above. The participant passcode is 22993301. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 40 minutes. This call is being webcast by Thomson/CCBN and can be accessed directly at the Thomson Reuters website. Conference call replay will be available after that time at the same link or at the Company’s web site, www.ducommun.com.

CONTACT:	Joseph P. Bellino	or	Chris Witty
	Vice President and Chief Financial Officer		Investor Relations
	(310) 513-7211		(646) 438-9385 / cwitty@darrowir.com

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2009 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share amounts)

	Three Months Ended
	April 3, 2010	April 4, 2009
Sales and Service Revenues
Product sales	$92,388	$93,977
Service revenues	11,868	17,378

Total	104,256	111,355

Operating Costs and Expenses:
Cost of product sales	75,601	79,972
Cost of service revenues	9,337	14,077
Selling, general & administrative expenses	12,463	12,809

Total	97,401	106,858

Operating Income	6,855	4,497
Interest Expense	(552)	(639)
Income Tax Expense	(2,080)	(1,273)

Net Income	$4,223	$2,585

Earnings Per Share:
Basic earnings per share	$0.40	$0.25
Diluted earnings per shares	$0.40	$0.25

Weighted Average Number of Common Shares Outstanding:
Basic	10,465	10,495
Diluted	10,502	10,502

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	April 3, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$1,497	$18,629
Accounts receivable	57,127	48,378
Unbilled receivables	4,684	4,207
Inventories	71,860	67,749
Production cost of contracts	15,358	12,882
Deferred income taxes	5,252	4,794
Other current assets	4,775	7,452

Total Current Assets	160,553	164,091
Property and Equipment, Net	60,276	60,923
Goodwill, Net	100,442	100,442
Other Assets	27,341	28,453

	$348,612	$353,909

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$4,951	$4,963
Accounts payable	34,044	39,434
Accrued liabilities	23,681	33,869

Total Current Liabilities	62,676	78,266
Long-Term Debt, Less Current Portion	29,482	23,289
Deferred Income Taxes	8,247	7,732
Other Long-Term Liabilities	10,409	10,736

Total Liabilities	110,814	120,023

Commitments and Contingencies
Shareholders' Equity:
Common stock	106	106
Treasury stock	(1,924)	(1,924)
Additional paid-in capital	58,841	58,498
Retained earnings	184,198	180,760
Accumulated other comprehensive loss	(3,423)	(3,554)

Total Shareholders’ Equity	237,798	233,886

	$348,612	$353,909